PRIVATE MEDIA GROUP, INC.

as “PMG”

and

2222026 ONTARIO INC.

as “Callco”

and

ENTRUPHEMA INC.

as “Corporation”

and

THE PERSONS WHO HOLD EXCHANGEABLE SHARES OF THE CORPORATION

AND ARE BOUND BY THIS AGREEMENT

as “Holders”

Exchange and Support Agreement

This 29th day of October, 2009

SCHEDULE “A” – EXCHANGEABLE SHARE PROVISIONS.

EXCHANGE AND SUPPORT AGREEMENT

THIS AGREEMENT is entered into as of this 29th day of October, 2009, by Private Media Group, Inc., a corporation incorporated under the laws of the State of Nevada (“PMG”), 2222026 Ontario Inc., a corporation incorporated under the laws of Ontario (“Callco”), Entruphema Inc., a corporation incorporated under the laws of Ontario (“Corporation”) and the persons who hold Exchangeable Shares of the Corporation and are bound by this agreement (the “Holders”).

WHEREAS, pursuant to an acquisition agreement dated October 9, 2009, by and among PMG, Corporation, Entruphema Inc., 2062249 Ontario Inc., Eric Johnson, Erik Schannen and Michel Lozier (the “Acquisition Agreement”), the parties thereto agreed that on the closing of the transactions contemplated under the Acquisition Agreement, the parties hereto would execute and deliver this Exchange and Support Agreement;

WHEREAS, pursuant to the Acquisition Agreement, Corporation has issued to the Holders certain exchangeable shares of Corporation, and, subject to the terms of the Acquisition Agreement, undertaken to issue further exchangeable shares of Corporation (the “Exchangeable Shares”) having the rights, privileges, restrictions and conditions set forth in Schedule “A” annexed hereto (the “Exchangeable Share Provisions”);

WHEREAS PMG is to grant to and in favour of the Holders the right, in the circumstances set forth herein, to require PMG or Callco to purchase from the Holders all or any part of the Exchangeable Shares held by the Holders;

AND WHEREAS Callco is to have the right, exercisable upon the occurrence of certain events, to require the Holders to sell their Exchangeable Shares to Callco.

NOW THEREFORE, in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions

Where used herein or in any amendments hereto or in any communications required or permitted to be given hereunder, the following capitalized terms shall have the following meanings, unless the context otherwise requires:

“Act” means the Business Corporations Act (Ontario), as amended, consolidated or re-enacted from time to time.

“Additional Transfer Documents” means such documents and instruments of transfer as may be required to effect a transfer of Exchangeable Shares under the Act or the constating documents of Corporation and such additional documents or instruments as Corporation, Callco or PMG, as the case may be, may reasonably require.

“Affiliate” has the meaning ascribed thereto in the Act.

“Automatic Exchange Rights” means the benefit of the obligation of PMG to effect the automatic exchange of Exchangeable Shares for PMG Common Stock pursuant to Section 2.7 hereof.

“Automatic Redemption Date” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Board of Directors” means the board of directors of Corporation.

“Business Day” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Call Rights” means, collectively, the Liquidation Call Right, the Redemption Call Right, the Retraction Call Right and the Insolvency Exchange Call Right and “Call Right” shall mean any one of such Call Rights.

“Canadian Dollar Equivalent” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Control Transaction” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Designated Place” means, with respect to the presentation and surrender of Exchangeable Share certificates and the pick-up by Holders of Exchangeable Share Consideration, the principal executive offices of Corporation or such other reasonable place as may be specified by the Board of Directors by notice to the Holders of Exchangeable Shares.

“Effective Date” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Exchangeable Share Consideration” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Holders” means Eric Johnson, Erik Schannen and Michel Lozier, and any other Holders of Exchangeable Shares who becomes a party to this Agreement, from time to time.

“Insolvency Event” means the institution by Corporation of any proceeding to be adjudicated bankrupt or insolvent or to be dissolved or wound-up, or the consent of Corporation to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), and the failure by Corporation to contest in good faith any such proceedings commenced in respect of Corporation within fifteen (15) days of becoming aware thereof, or the consent by

Corporation to the filing of any such petition or to the appointment of a receiver, or the making by Corporation of a general assignment for the benefit of creditors, or the admission in writing by Corporation of its inability to pay its debts generally as they become due, or Corporation not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any Retracted Shares (as defined herein) pursuant to Article 5 of the Exchangeable Share Provisions.

“Liquidation Amount” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Liquidation Date” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Person” includes an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or association or other form of business enterprise, trustee, executor, administrator and other legal representative.

“PMG Common Stock” means PMG’s common stock, par value of US$0.001 per share in the capital of PMG.

“PMG Liquidation Price” means in respect of each Exchangeable Share, the Exchangeable Share Consideration payable pursuant to Section 2.7 at the Liquidation Event Effective Time.

“Redemption Date” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Redemption Price” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement by and among Private Media Group, Inc., Ilan Bunimovitz, Andrew Sullivan, Dennis Woo, Peter Marinac, Eric Johnson, Erik Schannen and Michel Lozier dated as of October 29, 2009.

“Retraction Date” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Retraction Amount” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Retraction Request” has the meaning ascribed thereto in the Exchangeable Share Provisions.

“Subsidiary” has the meaning ascribed thereto in the Exchangeable Share Provisions.

Section 1.2 Other Defined Terms

In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding Section:

Term	Reference
Exchangeable Shares	Preamble
Exchangeable Share Provisions	Preamble
Insolvency Exchange Call Purchase Price	Section 3.4(1)
Insolvency Exchange Call Right	Section 3.4(1)
Insolvency Exchange Right	Section 2.1(a)
Liquidation Call Purchase Price	Section 3.1(1)
Liquidation Call Right	Section 3.1(1)
Liquidation Event	Section 2.7(a)
Liquidation Event Effective Time	Section 2.7(b)
Purchase Agreement	Preamble
Redemption Call Right	Section 3.2(1)
Redemption Call Purchase Price	Section 3.2(1)
Retracted Shares	Section 3.3(1)
Retraction Call Purchase Price	Section 3.3(1)
Retraction Call Right	Section 3.3(1)
Transfer	Section 3.6

Section 1.3 Gender and Number

Any reference in this Agreement to gender includes all genders, and words imparting the singular number only shall include the plural and vice versa.

Section 1.4 Headings

The provision of a table of contents, the division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 1.5 Date for Any Action

If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

Section 1.6 Words “Include”, “Includes” and “Including”

The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

ARTICLE 2

INSOLVENCY EXCHANGE RIGHT AND AUTOMATIC EXCHANGE

Section 2.1 Grant and Ownership of the Insolvency Exchange Right and Automatic Exchange Right

PMG and Callco hereby grant to the Holders:

(a)	the right (the “Insolvency Exchange Right”), exercisable upon the occurrence and during the continuance of an Insolvency Event, to require PMG, subject to the exercise by Callco of the Insolvency Exchange Call Right, or Callco to purchase from the Holders all but not less than all of the Exchangeable Shares held by the Holders; and

(b)	the Automatic Exchange Rights, subject to the exercise by Callco of its Call Rights (including, for greater certainty, Callco’s overriding right to purchase the Exchangeable Shares in the event of, inter alia, the liquidation or dissolution of PMG), or Callco to purchase from the Holders all but not less than all of the Exchangeable Shares held by the Holders, the whole in accordance with the provisions of this Agreement and the Exchangeable Share Provisions.

PMG and Callco hereby acknowledge receipt from the Holders of valuable consideration (and the adequacy thereof) for the grant by PMG and Callco to the Holders of the Insolvency Exchange Right and the Automatic Exchange Rights.

Section 2.2 Purchase Price

Subject to the exercise by Callco of the Liquidation Call Right, the purchase price payable by PMG or Callco, as the case may be, for each Exchangeable Share to be purchased by PMG or Callco upon the exercise of the Insolvency Exchange Right of the Holders shall be an amount equal to the applicable Exchangeable Share Consideration on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Shares. The applicable Exchangeable Share Consideration for each such Exchangeable Share so purchased shall be satisfied by the delivery by PMG (or Callco shall cause delivery) to the Holders exercising the Insolvency Exchange Right of the applicable Exchangeable Share Consideration, less any amounts properly withheld pursuant to Section 3.5 hereof.

Section 2.3 Exercise Instructions

(1)

Subject to the terms and conditions of this Agreement and the Exchangeable Share Provisions, the Holders shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to exercise the Insolvency Exchange Right with respect to all but not less than all of the Exchangeable Shares registered in the name of the Holders on the books of Corporation. To exercise the Insolvency Exchange Right, the Holders shall deliver to PMG or Callco at the Designated Place, the certificate or certificates representing the Exchangeable Shares to be purchased by PMG or Callco, duly endorsed for transfer to PMG or Callco, and accompanied by such other Additional Transfer Documents as PMG or Callco may reasonably require, together with:

(a)	a duly completed form of notice of exercise of the Insolvency Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificate, stating:

(i)	that the Holders is exercising the Insolvency Exchange Right so as to require PMG or Callco to purchase from the Holders all but not less than all of the Exchangeable Shares registered in the name of the Holders on the books of Corporation;

(ii)	that the Holders has good title to and owns all such Exchangeable Shares to be acquired by PMG or Callco free and clear of all liens, hypothecs, pledges, encumbrances, security interests, options, restrictions, proxies and adverse claims, except as set forth herein and in the Exchangeable Share Provisions;

(iii)	the address of the Persons to whom the Exchangeable Share Consideration should be delivered; and

(iv)	acknowledgement of the Insolvency Exchange Call Right; and

(b)	payment (or evidence satisfactory to Corporation and PMG or Callco of payment) of the taxes (if any) payable as contemplated by Section 3.5 hereof.

Section 2.4 Delivery of Exchangeable Share Consideration; Effect of Exercise

Promptly after receipt of the certificate or certificates representing the Exchangeable Shares of the Holders to be purchased by PMG or Callco under the Insolvency Exchange Right (together with the Additional Transfer Documents and a duly completed form of notice of exercise of the Insolvency Exchange Right), duly endorsed for transfer to PMG or Callco, which notice to PMG or Callco shall constitute exercise of the Insolvency Exchange Right by the Holders, PMG shall promptly thereafter transfer (or Callco shall cause the transfer) to the Holders the Exchangeable Share Consideration deliverable in connection with the exercise of the Insolvency Exchange Right, less any amounts properly withheld pursuant to Section 3.5. Immediately upon the giving of notice by the Holders to PMG or Callco of the exercise of the Insolvency Exchange Right, as provided in this Section 2.4, the Holders shall be deemed to have transferred to PMG or Callco, as the case may be, all of its right, title and interest in and to such Exchangeable Shares, shall cease to be a Holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a Holders in respect thereof, other than the right to receive the purchase price therefor unless the Exchangeable Share Consideration is not delivered by PMG or is caused to be delivered by Callco to the Holders by the date specified, in which case the rights of the Holders shall remain unaffected until such Exchangeable Share Consideration is delivered by PMG or is caused to be delivered Callco and any cheque included therein is paid. Notwithstanding the foregoing, until the Holders of Exchangeable Shares is actually entered on the stock register of PMG Common Stock, the Holders shall be deemed to be Holders of the sold Exchangeable Shares for purposes of all rights with respect thereto under this Agreement.

Section 2.5 Exercise of Insolvency Exchange Right Subsequent to Retraction

In the event that the Holders have exercised their right under Article 6 of the Exchangeable Share Provisions to require Corporation to redeem some or all of the Retracted Shares held by the Holders and are notified by Corporation pursuant to the Exchangeable Share Provisions that Corporation will not be permitted as a result of liquidity or solvency requirements or other provisions of applicable law to redeem all such Retracted Shares, subject to receipt by the Holders of written notice to that effect from Corporation and provided that the Retraction Call Right with respect to the Retracted Shares shall not have been exercised, the Retraction Request will constitute, and will be deemed to constitute, notice from the Holders to PMG or Callco, as the case may be, that the Holders are exercising the Insolvency Exchange Right with respect to those Retracted Shares which Corporation is not permitted by applicable law to redeem. In any such event, Corporation hereby agrees with the Holders to notify the Holders immediately of such prohibition against Corporation redeeming all of the Retracted Shares and to forward or cause to be forwarded PMG or Callco, as the case may be, immediately all relevant materials delivered by the Holders to Corporation (including a copy of the applicable retraction request delivered pursuant to the Exchangeable Share Provisions) in connection with such proposed redemption of the Retracted Shares, and PMG or Callco, as the case may be, will thereupon purchase such shares in accordance with the provisions of this Article 2.

Section 2.6 Notice of Insolvency Event

Promptly following the occurrence of an Insolvency Event, or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, Corporation shall give written notice thereof to the Holders.

Section 2.7 Automatic Exchange on Liquidation of PMG

(a)	PMG will give the Holders written notice of each of the following events (each, a “Liquidation Event”) at the time set forth below:

(i)	in the event of any determination by the board of directors of PMG to institute voluntary liquidation, dissolution or winding-up proceedings with respect to PMG or to effect any other distribution of assets of PMG among its shareholders for the purpose of winding up its affairs, at least 10 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

(ii)	promptly, upon the earlier of:

(A)	receipt by PMG of notice of; and

(B)	PMG otherwise becoming aware of,

any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of PMG or to effect any other distribution of assets of PMG among its shareholders for the purpose of winding up its affairs, provided, however, that such proceeding shall only be a Liquidation Event if PMG has failed to contest in good faith any such proceeding commenced in respect of PMG within sixty (60) days of becoming aware thereof or if PMG is not successful in any such good faith contestation and all rights of appeal have expired or been exhausted.

(b)	In order that the Holders will be able to participate on a pro rata basis with the Holders of PMG Common Stock in the distribution of assets of PMG in connection with a Liquidation Event, immediately prior to the effective time of a Liquidation Event (the “Liquidation Event Effective Time”), all of the then outstanding Exchangeable Shares shall be automatically exchanged for PMG Common Stock as contemplated in the definition of Exchangeable Share Consideration and shall also be entitled to the remaining Exchangeable Share Consideration, if any. To effect such automatic exchange, PMG shall be deemed to have purchased from the Holders each Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Time, and the Holders shall be deemed to have sold the Exchangeable Shares held by them at such time, for a purchase price per share equal to the PMG Liquidation Price applicable to an Exchangeable Share.

(c)	Immediately prior to the Liquidation Event Effective Time, the Holders shall be deemed to have transferred to PMG, all of their right, title and interest in and to such Exchangeable Shares and shall cease to be the Holders of such Exchangeable Shares, and PMG shall transfer and deliver to the Holders the Exchangeable Share Consideration representing the Holders’ total PMG Liquidation Price less any amounts properly withheld pursuant to Section 3.5 hereof. Upon the surrender by the Holders of the certificate or certificates representing the transferred Exchangeable Shares, duly endorsed for transfer to PMG and accompanied by such Additional Transfer Documents as PMG may reasonably require, PMG shall deliver or cause to be delivered to the Holders certificates representing the PMG Common Stock of which the Holders are the Holders.

Section 2.8 Call Rights

The Holders and Corporation hereby acknowledge the Call Rights in favour of Callco and further agree that the Call Rights (i) are granted to Callco by the Holders in partial consideration of the obligations of PMG under the Acquisition Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged;

and (ii) may be assigned at any time and from time to time by Callco in whole or in part upon written notice to the Holders.

ARTICLE 3

CERTAIN RIGHTS OF CALLCO TO ACQUIRE SHARES

Section 3.1 Callco Liquidation Call Right

(1)	Callco shall have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of Corporation pursuant to Article 5 of the Exchangeable Share Provisions, to purchase from the Holders who hold the Exchangeable Shares on the Liquidation Date all but not less than all of the Exchangeable Shares held by the Holders on payment by Callco to the Holders of an amount per Exchangeable Share (the “Liquidation Call Purchase Price”) equal to the Exchangeable Share Consideration applicable on the last Business Day prior to the Liquidation Date, which shall be satisfied in full by Callco delivering or causing to be delivered to the Holders the Exchangeable Share Consideration representing the Holders’ total Liquidation Call Purchase Price. In the event of the exercise of the Liquidation Call Right by Callco, the Holders shall be obligated to sell all of the Exchangeable Shares held by the Holders to Callco on the Liquidation Date on payment by Callco to the Holders of the Liquidation Call Purchase Price for each such share less any amounts withheld pursuant to Section 3.5 hereof, and, provided Callco completes such purchase, Corporation shall have no obligation to pay the Liquidation Amount for such shares so purchased by Callco.

(2)	To exercise the Liquidation Call Right, Callco must notify Corporation and the Holders of Callco’s intention to exercise such right at least fifteen (15) Business Days before the Liquidation Date in the case of a voluntary liquidation, dissolution or winding-up of Corporation, and at least five (5) Business Days before the Liquidation Date in the case of an involuntary liquidation, dissolution or winding-up of Corporation. Corporation will notify the Holders as to whether Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Liquidation Call Right, then on the Liquidation Date, Callco will purchase, and the Holders will sell, all of the Exchangeable Shares then held by the Holders for a price per share equal to the Liquidation Call Purchase Price, which price shall be satisfied in the manner set forth in Section 3.1(1) hereof.

(3)

For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Liquidation Call Right, Callco shall deliver (or cause to be delivered) to the Holders, on or before the Liquidation Date, the Exchangeable Share Consideration in payment of the total Liquidation Call Purchase Price upon presentation and surrender by the Holders of the certificate or certificates representing the Exchangeable Shares held by the Holders, duly endorsed for transfer, together with such Additional Transfer Documents as Callco may reasonably require. If Callco does not exercise the Liquidation Call Right in the manner and within the time period described above, then on the Liquidation Date the Holders will have the right to require PMG to pay the Liquidation Price, provided, however, if such right is not exercised by the Holders, the Holders will be entitled to receive in exchange therefor the liquidation price otherwise payable by Corporation in connection with the liquidation, dissolution or winding-up of Corporation pursuant to Article 5 of the Exchangeable Share Provisions.

Section 3.2 Callco Redemption Call Right

(1)	Callco shall have the overriding right (the “Redemption Call Right”), notwithstanding the proposed redemption of the Exchangeable Shares by Corporation pursuant to Article 7 of the Exchangeable Share Provisions, to purchase from the Holders on the Automatic Redemption Date all but not less than all of the Exchangeable Shares held by the Holders on payment by Callco to the Holders of an amount per Exchangeable Share (the “Redemption Call Purchase Price”) equal to the Exchangeable Share Consideration applicable on the last Business Day prior to the Automatic Redemption Date, which shall be satisfied in full by Callco delivering or causing to be delivered to the Holders, the Exchangeable Share Consideration representing the Holders’ total Redemption Call Purchase Price. In the event of the exercise of the Redemption Call Right by Callco, the Holders shall be obligated to sell all of the Exchangeable Shares held by the Holders to Callco on the Automatic Redemption Date on payment by Callco to the Holders of the Redemption Call Purchase Price for each such share, less any amounts withheld pursuant to Section 3.5 hereof, and, provided Callco completes such purchase, Corporation shall have no obligation to pay the Redemption Price for such shares so purchased by Callco.

(2)	To exercise the Redemption Call Right, Callco must notify Corporation and the Holders of Callco’s intention to exercise such right at least five (5) days before the Automatic Redemption Date. Corporation will notify the Holders as to whether Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Redemption Call Right, then on the Automatic Redemption Date, Callco will purchase, and the Holders will sell, all of the Exchangeable Shares then held by the Holders for a price per share equal to the Redemption Call Purchase Price, which price shall be satisfied in the manner set forth in Section 3.2(1) hereof.

(3)

For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, Callco shall deliver (or cause to be delivered) to the Holders, on or before the Automatic Redemption Date, the Exchangeable Share Consideration upon presentation and surrender by the Holders of the certificate or certificates representing the Exchangeable Shares held by the Holders, duly endorsed for transfer, together with such other Additional Transfer Documents as Callco may reasonably require. If Callco does not exercise the Redemption Call Right in the manner and within the time period described above, then on the Automatic Redemption Date the Holders will have the right to require PMG to pay the Redemption Price, provided, however, that if such right is not exercised by the Holders, the Holders will be entitled to receive in exchange therefor the redemption price otherwise payable by Corporation in connection with the redemption of Exchangeable Shares pursuant to Article 7 of the Exchangeable Share Provisions.

Section 3.3 Callco Retraction Call Right

(1)	Callco shall have the overriding right (the “Retraction Call Right”), notwithstanding the proposed retraction or redemption of the Exchangeable Shares by the Holders pursuant to Article 6 of the Exchangeable Share Provisions (the “Retracted Shares”), to purchase from the Holders on the applicable Retraction Date, all but not less than all of the Retracted Shares, held by the Holders on payment by Callco to the Holders of an amount per Retracted Share (the “Retraction Call Purchase Price”) equal to the Exchangeable Share Consideration applicable on the last Business Day prior to the Retraction Date, which shall be satisfied in full by Callco delivering or causing to be delivered to the Holders, the Exchangeable Share Consideration representing the Holders’ total Retraction Call Purchase Price. In the event of the exercise of the Retraction Call Right by Callco, the Holders shall be obligated to sell all of such Retracted Shares held by the Holders to Callco on the Retraction Date on payment by Callco to the Holders of the Retraction Call Purchase Price for each such share, less any amounts withheld pursuant to Section 3.5 hereof, and, provided Callco completes such purchase, Corporation shall have no obligation to pay the Retraction Amount for such shares so purchased by Callco.

(2)	Upon receipt by Corporation of a Retraction Request, as the case may be, Corporation shall immediately notify Callco thereof. To exercise the Retraction Call Right, Callco must notify Corporation and the Holders of Callco’s intention to exercise such right within five (5) Business Days of such notification to Callco by Corporation of receipt of the Retraction Request. Corporation will notify the Holders as to whether Callco has exercised the Retraction Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Retraction Call Right, the Retraction Request shall thereupon be considered only to be an offer by the Holders to sell such Retracted Shares to Callco in accordance with the Retraction Call Right, and on the Retraction Date, Callco will purchase, and the Holders will sell, all of the Retracted Shares held by the Holders for a price per share equal to the Retraction Call Purchase Price, which price shall be satisfied in the manner set forth in Section 3.3(1) hereof.

(3)

For the purposes of completing the purchase of the Retracted Shares pursuant to the exercise of the Retraction Call Right, Callco shall deliver (or cause to be delivered) to the Holders, on or before the Retraction Date, the Exchangeable Share Consideration in payment of the total Retraction Call Purchase Price upon presentation and surrender by the Holders of the certificate or certificates representing the Retracted Shares held by the Holders, duly endorsed for transfer, together with such Additional Transfer Documents as Callco may reasonably require. If Callco does not exercise the Retraction Call Right in the manner and within the time period described above, then on the Retraction Date, the Holders will have the right to require PMG to pay the Retraction Call Purchase Price, provided, however, if such right is not exercised by the Holders, the Holders will be entitled to receive in exchange therefor the retraction price otherwise payable by Corporation in connection with the retraction of the Retracted Shares pursuant to Article 5 of the Exchangeable Share Provisions.

Section 3.4 Callco Insolvency Exchange Call Right

(1)	In the event that the Holders exercises the Insolvency Exchange Right directly against PMG, Callco shall have the overriding right (the “Insolvency Exchange Call Right”) to purchase from the Holders all but not less than all of its Exchangeable Shares, on payment by Callco to the Holders of an amount per share (the “Insolvency Exchange Call Purchase Price”) equal to the Exchangeable Share Consideration applicable on the last Business Day prior to the day of closing of the purchase and sale of such Exchangeable Shares, which shall be satisfied in full by Callco delivering or causing to be delivered to the Holders the Exchangeable Share Consideration representing the Holders’ total Insolvency Exchange Call Purchase Price. In the event of the exercise of the Insolvency Exchange Call Right by Callco, the Holders shall be obligated to sell to Callco all but not less than all of the Exchangeable Shares of the Holders on payment by Callco to the Holders of the Insolvency Exchange Call Purchase Price for each such share, less any amounts withheld pursuant to Section 3.5 hereof, and PMG shall have no obligation to purchase such shares so purchased by Callco.

(2)	To exercise the Insolvency Exchange Call Right, Callco must notify PMG and the Holders of Callco’s intention to exercise such right within five (5) Business Days of notification to Callco by PMG of receipt of the notice of exercise of the Insolvency Exchange Right. Corporation or PMG, as the case may be, will notify the Holders as to whether Callco has exercised the Insolvency Exchange Call Right forthwith after the expiry of the period during which the same may be exercised by Callco. If Callco exercises the Insolvency Exchange Call Right, then Callco will purchase, and the Holders will sell, all but not less than all of the Exchangeable Shares of the Holders, for a price per share equal to the Insolvency Exchange Call Purchase Price, which price shall be satisfied in the manner set forth in Section 3.4(1) hereof.

(3)	For the purposes of completing the purchase of the Exchangeable Shares pursuant to the exercise of the Insolvency Exchange Call Right, Callco shall deliver (or cause to be delivered) to the Holders the Exchangeable Share Consideration in payment of the total Insolvency Exchange Call Purchase Price upon presentation and surrender by the Holders of the certificate or certificates representing the Exchangeable Shares held by the Holders, duly endorsed for transfer, together with such Additional Transfer Documents as Callco may reasonably require. If Callco does not exercise the Insolvency Exchange Call Right in the manner and within the time period described above, then the Holders will be entitled to receive in exchange therefor the Exchangeable Share Consideration otherwise payable by PMG in connection with the Insolvency Exchange Right.

Section 3.5 Withholding Rights

Corporation, Callco and PMG, as the case may be, shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to the Holders such amounts as Corporation, Callco or PMG, as the case may be, is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), the United States tax laws or any other relevant provisions of provincial, state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Holders of the Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

To the extent that any such amount so required to be deducted or withheld from any payment to the Holders exceeds the cash portion of the consideration otherwise payable to the Holders, Corporation, PMG and Callco, as the case may be, shall promptly notify the Holders and unless the Holders remit the difference in cash to Corporation, PMG or Callco, as the case may be, before the tax amount is required to be remitted to the taxing authority, then Corporation, PMG or Callco, as the case may be, may sell or otherwise dispose of or offset such portion of the consideration (including any of the PMG Common Stock) as is necessary to provide sufficient funds to Corporation, PMG or Callco, as the case may be, to enable it to comply with such deduction or withholding requirement and Corporation, PMG or Callco, as the case may be, shall give an accounting to the Holders with respect thereto and shall pay over to the Holders and remit any unapplied balance of the net proceeds of such sale or offset that was not remitted to such taxing authority in satisfaction of a deducting or withholding requirement.

In order to assist Corporation, PMG and Callco, as the case may be, in complying with any such deduction and withholding requirement, the Holders shall, to the extent applicable, deliver to Corporation, PMG or Callco, as the case may be, (i) if the Holders are individuals, a trust or a corporation, a declaration sworn by the individual, a trustee or a director, as the case may be, before a commissioner for oaths to the effect that the Holders, are not and will not be, on the date of payment, a non-resident of Canada for the purposes of the Income Tax Act (Canada) or (ii) if the Holders are a partnership, a declaration sworn by a general partner before a commissioner for oaths to the effect that the Holders is a “Canadian partnership”, as defined in the Income Tax Act (Canada).

Section 3.6 Restrictions on Transfer

The Holders shall not Transfer any Exchangeable Shares (or any other securities of Corporation received on account of the Holders’ ownership of Exchangeable Shares) unless such Transfer is (a) a Transfer of Exchangeable Shares by the Holders pursuant to the terms of this Agreement or the Exchangeable Share Provisions or (b) is a Transfer approved by the Board of Directors, which approval may be withheld for any reason. As used above, the term “Transfer” includes the making of any sale, exchange, assignment, sale, hypothecation, gift, grant of security interest, pledge, mortgage or other direct or indirect disposition or encumbrance, or any contract therefor, any trust or other agreement or arrangement with respect to any other beneficial interest in such securities, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to such securities.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND

COVENANTS OF PMG AND CORPORATION

Section 4.1 Covenants of PMG Regarding Shares

So long as any Exchangeable Shares are outstanding, PMG will and will cause its Subsidiaries to:

(a)	advise Corporation sufficiently in advance of the declaration by PMG of any dividend on PMG Common Stock;

(b)	take all such actions and do all such things as are necessary or desirable to enable, cause and permit Corporation, in accordance with and subject to applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the applicable Exchangeable Share Consideration representing the Liquidation Amount, the Retraction Amount or Redemption Price, as the case may be, including all such actions and all such things as are reasonably necessary or desirable to enable and permit Corporation to cause to be delivered PMG Common Stock to the Holders in accordance with the Exchangeable Share Provisions; and

(c)	take all such actions and do all such things as are necessary or desirable to enable and permit Callco and any assignee of Callco, in accordance with applicable law, to perform its obligations arising upon the exercise by it of any Call Right, including to take all such actions and do all such things as are necessary or desirable to enable and permit Callco to cause to be delivered PMG Common Stock to the Holders in accordance with the provisions of any Call Right, as the case may be.

Section 4.2 Notification of Certain Events

In order to assist PMG and Callco to comply with their respective rights and obligations hereunder, Corporation will give each of PMG and Callco notice of each of the following events at the time set forth below (it being agreed, however, that the failure to give such notices shall not relieve PMG or Callco of any of its obligations hereunder):

(a)

any determination by the Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Corporation or to effect any other distribution of the assets of Corporation among its shareholders for the purpose of winding-up its affairs, at least 15 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; it being understood that Corporation hereby confirms that it will not institute such voluntary proceedings or otherwise make such distribution before the Automatic Redemption Date;

(b)	promptly, upon the earlier of (i) receipt by Corporation of notice of, and (ii) Corporation otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Corporation or to effect any other distribution of the assets of Corporation among its shareholders for the purpose of winding-up its affairs or of the occurrence of any Insolvency Event;

(c)	promptly, upon receipt by Corporation of a Retraction Request;

(d)	on the same date on which notice of redemption is given to the Holders in accordance with the Exchangeable Share Provisions;

(e)	at least ten (10) days prior to any accelerated Automatic Redemption Date determined by the Board of Directors in accordance with the Exchangeable Share Provisions; and

(f)	promptly in the event of any determination by the Board of Directors to take any action which would require a vote of the Holders of Exchangeable Shares.

Section 4.3 Delivery of Shares by PMG

Upon notice from Corporation, Callco or the Holders of any event that requires Corporation or Callco to cause to be delivered PMG Common Stock to the Holders, PMG shall forthwith issue and deliver to the Holders the requisite number of PMG Common Stock, as well as any other part of the Exchangeable Share Consideration to be received by the Holders of the surrendered Exchangeable Shares, as Corporation or Callco shall direct to PMG pursuant to a direction in the form of Exhibit “A” hereto (“Direction”) and as may be required under this Agreement or the Exchangeable Share Provisions, provided that, in the case of a Direction made by the Corporation or Callco, the issuance and delivery of to the Holders PMG Common Stock by PMG shall constitute the payment by PMG of the subscription price for the common shares of the Corporation or Callco, as the case may be, issued by the Corporation or Callco, as the case may be, in consideration for the delivery by PMG of PMG Common Stock to the Holders.

Section 4.4 Delivery of Shares

All PMG Common Stock issuable pursuant to this Agreement or the Exchangeable Share Provisions shall be duly authorized and validly issued as fully paid, free and clear of any lien, hypothec, pledge, claim, encumbrance, security interest or adverse claim or interest and shall be subject to restrictions on transfer provided under the Registration Rights Agreement and applicable securities laws. Any Exchangeable Shares delivered by the Holders to Corporation, Callco, PMG or their Affiliates pursuant to this Agreement or the

Exchangeable Share Provisions shall be delivered free and clear of any lien, hypothec, pledge, claim, encumbrance, security interest or adverse claim or interest, other than those arising hereunder, under the Exchangeable Share Provisions or under applicable securities laws.

Section 4.5 Economic Equivalence

So long as any Exchangeable Shares are outstanding:

(a)	in the event PMG takes any of the following actions:

(i)	issues or distributes PMG Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire PMG Common Stock) to all or substantially all of the Holders of the then outstanding PMG Common Stock by way of stock dividend or other distribution, other than an issue of PMG Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire PMG Common Stock) to the Holders of PMG Common Stock who exercise an option to receive dividends in PMG Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire PMG Common Stock) in lieu of receiving cash dividends; or

(ii)	issues or distributes rights, options or warrants to all or substantially all of the Holders of the then outstanding PMG Common Stock entitling them to subscribe for or to purchase PMG Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire PMG Common Stock); or

(iii)	issues or distributes to all or substantially all of the Holders of the then outstanding PMG Common Stock, (a) shares or securities of PMG of any class other than PMG Common Stock (and other than shares convertible into or exchangeable for or carrying rights to acquire PMG Common Stock) (b) rights, options or warrants other than those referred to in (ii) above, (c) evidences of indebtedness of PMG or (d) assets of PMG,

PMG will ensure that the economic equivalent on a per share basis of such rights, options, securities, shares, evidence of indebtedness or other assets shall, at Corporation’s option, be issued or distributed either: (1) simultaneously to the Holders of the Exchangeable Shares, or (2) at the time the Exchangeable Share Consideration is paid to the Holders of Exchangeable Shares pursuant to the Exchangeable Share Provisions or this Agreement.

(b)	in the event PMG takes any of the following actions:

(i)	subdivides, redivides or changes the then outstanding PMG Common Stock into a greater number of PMG Common Stock; or

(ii)	reduces, combines, consolidates or changes the then outstanding PMG Common Stock into a lesser number of PMG Common Stock; or

(iii)	reclassifies or otherwise changes any of the terms and conditions of the PMG Common Stock, or effects an amalgamation, merger, reorganization or other transaction affecting PMG Common Stock,

PMG will ensure that the same or an economically equivalent change shall simultaneously be made to, or in the rights of the Holders of, the Exchangeable Shares;

(c)	the Board of Directors shall determine, in good faith, economic equivalence for the purposes of any event referred to in Section 4.5(a) or Section 4.5(b) and each such determination shall be conclusive and binding on PMG;

(d)	to the extent required, upon due notice from PMG, Corporation will use commercially reasonable efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Corporation or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the PMG Common Stock and the Exchangeable Shares as provided for in this Section 4.5;

(e)	upon the occurrence of any of the events referred to in Section 4.5(b), the type and number of securities or other consideration issuable upon the exchange, redemption, retraction, of the Exchangeable Shares shall automatically be adjusted, without any action on the part of any Person, such that the Holders of the Exchangeable Shares will receive, upon the exchange, redemption, retraction, of the Exchangeable Shares, the type and number of securities or other consideration that the Holders would have received in respect of the Exchangeable Shares if such Exchangeable Shares had been exchanged, redeemed, retracted, immediately prior to such event or the record date therefor, as applicable.

Section 4.6 Tender Offers, Etc.

PMG shall provide timely notice to the Holders of any proposed share exchange offer, issuer bid, take-over bid or similar transaction with respect to PMG Common Stock proposed by PMG or proposed to PMG or its shareholders and recommended by the board of directors of PMG, or otherwise effected or to be effected with the consent or approval of the board of directors of PMG.

Section 4.7 Reservation of PMG Common Stock

PMG hereby represents, warrants and covenants that it has reserved for issuance and will at all times while any Exchangeable Shares are outstanding, keep available out of its authorized and unissued share capital such number of PMG Common Stock as is now and may hereafter be required to enable and permit Corporation, PMG and Callco to meet their respective obligations hereunder and under the Exchangeable Share Provisions. PMG further represents, warrants and covenants that the PMG Common Stock issuable as described herein will be duly authorized and validly issued as fully-paid.

Section 4.8 Due Performance on and after the Closing Date.

PMG shall duly and timely perform, and shall cause Corporation and Callco to duly and timely perform, all of their respective obligations provided for in the Agreement.

Section 4.9 Power of Attorney

If PMG wishes to effect a Control Transaction or in the case of any Exchangeable Share Voting Event (as defined in the Exchangeable Share Provisions), the Holders hereby constitute and appoint PMG as the true and lawful attorney of the Holders (as defined in the Exchangeable Share Provisions). As the attorney of the Holders, PMG has the power to act for and in the name of the Holders, with full power of substitution, to execute and deliver such documents, instruments or agreements, (including all transfers, share certificates, resignations and releases) and do all acts and things necessary to complete any transaction contemplated by the Control Transaction or the Exchangeable Share Voting Event, including the voting of the Holders’ Exchangeable Shares at any meeting of the Corporation at which the Holders would otherwise be entitled to vote. This power of attorney is irrevocable, is coupled with an interest, has been given for valuable consideration (the receipt and adequacy of which is acknowledged) and survives, and does not terminate upon, the legal or mental incapacity, death, bankruptcy, dissolution, winding-up or insolvency of each Holder. This power of attorney extends to and is binding upon each Holder’s successors and permitted assigns.

ARTICLE 5

AMENDMENTS AND SUPPLEMENTAL AGREEMENTS

Section 5.1 Amendments, Modifications, Etc.

This Agreement may not be amended, modified or waived except by an agreement in writing executed by the parties hereto. No waiver will be binding unless executed in writing by the party to be bound by the waiver. A party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a party from any other or further exercise of that right or the exercise of any other right.

Section 5.2 Changes in Capital of PMG and Corporation.

At all times after the occurrence of any event effected pursuant to Article 10 of the Exchangeable Share Provisions or Section 4.5 of this Agreement, as a result of which either PMG Common Stock or the Exchangeable Shares or all of them are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that the Holders maintain economically equivalent rights and, in order that, where required, this Agreement will apply with full force and effect, mutatis mutandis, to all new securities into which PMG Common Stock or the Exchangeable Shares or all of them are so changed and the parties hereto shall execute and deliver a supplemental agreement giving effect to and evidencing such necessary amendments and modifications.

Section 5.3 Alteration or Continuation of Corporation.

In the event of a determination by the Board of Directors to alter Corporation to an unlimited liability company, or to continue Corporation as a limited or unlimited liability company in any province of Canada, notwithstanding the Exchangeable Share Provisions or applicable law, the Holders acknowledge and agree that they hereby consent to any such alteration or continuation of Corporation, and that further consent will neither be required nor requested from the Holders at the time of any such determination.

ARTICLE 6

TERMINATION

Section 6.1 Term

This Agreement shall continue until the earlier to occur of the following events:

(a)	no Exchangeable Shares are outstanding; or

(b)	each of the parties hereto elects in writing to terminate this Agreement.

ARTICLE 7

GENERAL

Section 7.1 Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable:

(a)	a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and

(b)	the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.2 Enurement

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 7.3 Notices to Parties

Any notice, direction or other communication given under this agreement shall be in writing and given by mail or delivering it or sending it by telecopy or similar form or recorded communication addressed:

(a)	if to PMG, Corporation or Callco, to:

Private Media Group, Inc.

Calle de la Marina 14-16

Floor 18, Suite D

08005 Barcelona, Spain

Attention:      Chief Financial Officer

Telecopier:    +34-93-675-1701

(b)	if to the Holders, to:

the address of the Holders recorded in the securities register of Corporation or, in the event of the address of any the Holders not being so recorded, then at the last known address of the Holders.

Any such communication shall be deemed to have been validly and effectively given on the date such communication is received if such date is a Business Day and if such communication is received prior to 4:00 p.m. (in the jurisdiction of receipt) and otherwise on the next Business Day. Any party hereto may change its address for service from time to time by notice given in accordance with the foregoing and any subsequent notice shall be sent to such party at its changed address.

Section 7.4 Risk of Payments by Post

Whenever payments are to be made or documents are to be sent to the Holders by Corporation, PMG or Callco, or by the Holders to Corporation, PMG or Callco, the making of such payment or sending of such document sent through the post shall be at the risk of Corporation, PMG or Callco, in the case of payments made or documents sent by

Corporation, PMG or Callco, and the Holders, in the case of payments made or documents sent by the Holders.

Section 7.5 Counterparts.

This Agreement may be executed in counterparts (including counterparts by facsimile), each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 7.6 Jurisdiction

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereby have executed this agreement or caused this agreement to be executed by their respective duly authorized officers as of the date first above written.

PRIVATE MEDIA GROUP, INC.	ENTRUPHEMA INC.

Per:	Per:

2222026 ONTARIO INC.	ERIC JOHNSON

Per:

ERIK SCHANNEN	MICHEL LOZIER

Exhibit “A”

DIRECTION

TO:	PRIVATE MEDIA GROUP, INC.

The undersigned hereby irrevocably instructs and directs you to issue to each person listed in Schedule A hereto the number of common shares in Private Media Group, Inc. (“PMG Common Stock”), which PMG Common Stock represent the consideration for the purchase of the exchangeable shares in the capital of Entruphema Inc from all such persons on the date hereof.

The undersigned acknowledges that the issuance and delivery of the PMG Common Stock constitute your payment of the subscription price for the common shares of the undersigned issued to you on the date hereof.

DATED this     th day of                 , 200—.

[Callco or Corporation]

Per:

Schedule A

SCHEDULE A

EXCHANGEABLE SHARE PROVISIONS

The Exchangeable Shares in the capital of Entruphema Inc. shall have the following rights, privileges, restrictions and conditions:

ARTICLE 1

INTERPRETATION

For the purposes of these rights, privileges, restrictions and conditions:

Section 1.1 Definitions

Where used herein or in any amendments hereto or in any communication required or permitted to be given hereunder, the following capitalized terms shall have the following meanings, unless the context otherwise requires:

“Act” means the Business Corporations Act (Ontario) as amended, consolidated or re-enacted from time to time.

“Additional Transfer Documents” means such documents and instruments of transfer as may be required to effect a transfer of Exchangeable Shares under the Act or the constating documents of Corporation and such additional documents or instruments as Corporation may reasonably require.

“Affiliate” has the meaning ascribed thereto in the Act.

“Automatic Redemption Date” means the date for the automatic redemption by Corporation of Exchangeable Shares pursuant to Article 7 of these share provisions, which date shall be the earlier of the following:

(a)	if a Control Transaction is proposed to occur upon at least five (5) days’ prior written notice to the registered holders of the Exchangeable Shares, in which case, the Automatic Redemption Date shall be at a time immediately before the time of the closing of such Control Transaction; and

(b)	five (5) years from the Effective Date;

unless,

(i)	the Automatic Redemption Date shall be extended at any time or from time to time to a specified later date by the Board of Directors upon at least ten (10) days’ prior written notice of any such extension to the registered holders of the Exchangeable Shares, in which case the Automatic Redemption Date shall be the later date designated in such notice; or

(ii)	the Automatic Redemption Date shall be accelerated at any time or from time to time to a specified earlier date by the Board of Directors, if at such time an Exchangeable Share Voting Event is proposed and the holders of such number of Exchangeable Shares as would be required for the class to approve or disapprove such Exchangeable Share Voting Event have not given the holder of Common Shares designated by PMG irrevocable proxies, within three (3) days of receipt of the Board of Directors’ request therefor, to vote their Exchangeable Shares with respect to such Exchangeable Share Voting Event in the manner determined by such holder of Common Shares, in such holder’s entire discretion, in which case, the Automatic Redemption Date shall be the second (2nd) day following which the Board of Directors has given to the holders of Exchangeable Shares notice of their failure to give the irrevocable proxies as hereinabove mentioned, provided, however, that if such holders deliver the said proxies within the said second (2nd) day period, the Automatic Redemption Date shall not be accelerated pursuant to this paragraph.

“Board of Directors” means the board of directors of Corporation and any committee thereof acting within its authority.

“Business Day” means any day, other than a Saturday, a Sunday or a day when banks are not generally open for business in Toronto, Ontario.

“Call Rights” has the meaning provided in the Exchange and Support Agreement.

“Callco” means 2222026 Ontario Inc., a corporation incorporated and existing under the Act, and included any successor corporation.

“Canadian Dollar Equivalent” means in respect of an amount expressed in a currency other than Canadian dollars (the “Foreign Currency Amount”), at any date, the product obtained by multiplying:

(a)	the Foreign Currency Amount, by

(b)	the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such spot exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors acting reasonably to be appropriate for such purpose.

“Common Shares” means the common shares in the capital of the Corporation.

“Control Transaction” means a PMG Control Transaction or a Corporation Control Transaction.

“Corporation” means Entruphema Inc., a corporation amalgamated under the laws of Ontario.

“Corporation Control Transaction” means:

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(a)	a sale of more than 50% of all of the outstanding voting interests of Corporation to another Person (or group acting in concert) that is not a stockholder of Corporation or an Affiliate of a stockholder of Corporation in a single transaction or series of related transactions;

(b)	any consolidation or merger of Corporation with or into any other Person that is not a stockholder of Corporation or an Affiliate of a stockholder of Corporation, any other corporate reorganization, or recapitalization in which the holders of all equity interests of Corporation immediately prior to such consolidation, merger, reorganization or recapitalization own voting interests of the entity surviving such merger, consolidation or reorganization representing less than fifty percent (50%) of the combined voting interests of the outstanding securities of such entity immediately after such consolidation, merger or reorganization; or

(c)	a sale, lease or other disposition of all or substantially all of the assets of Corporation to another Person (or group acting in concert) that is not a stockholder of Corporation or an Affiliate of a stockholder of Corporation, in a single transaction or series of related transactions.

“Designated Place” means, with respect to the presentation and surrender of Exchangeable Share certificates and the pick-up by holders of Exchangeable Share Consideration, the principal executive offices of Corporation or such other reasonable place as may be specified by the Board of Directors by notice to the holders of Exchangeable Shares.

“Effective Date” means the date of issue of the Exchangeable Shares.

“Exchangeable Share Consideration” means, with respect to each Exchangeable Share, for any acquisition of, or redemption of, or retraction of, or distribution of assets of Corporation in respect of, the Exchangeable Share or purchase of the Exchangeable Share pursuant to the Exchange and Support Agreement or hereunder, the aggregate of the following:

(a)	one share of PMG Common Stock ; plus

(b)	unless the corresponding equivalent dividend has already been declared and paid on the Exchangeable Shares in accordance with Section 3.1, the aggregate amount of any cash dividend, return of capital or other cash distribution declared, made and/or paid on the PMG Common Stock, in an amount in cash for each Exchangeable Share in U.S. dollars, or, at the discretion of the Board of Directors, the Canadian Dollar Equivalent thereof, on a PMG Dividend Declaration Date, in each case, equal to any cash dividend, return of capital or other distribution payable, made and/or paid on each PMG Common Stock; plus

(c)

unless the corresponding equivalent dividend has already been declared and paid on the Exchangeable Shares in accordance with Section 3.1, the amount of any non-cash dividends, return of capital or other non-cash distributions declared, made and/or paid by PMG on a PMG Common Stock, payable by means of a cheque payable at any branch of the bankers of the payor in a U.S. dollar amount or, at the discretion of the Board of Directors, the Canadian Dollar

3

Equivalent thereof, on the relevant PMG Dividend Declaration Date, equal to the fair market value of the property or, at the option of the Board of Directors, payable by the delivery of such non-cash items.

provided that (i) any such PMG Common Stock shall be duly authorized and validly issued as fully paid, free and clear of any lien, hypothec, pledge, claim, encumbrance, security interest or adverse claim or interest and shall be subject to restrictions on transfer provided under the Exchange and Support Agreement and applicable securities laws. As a condition to delivery of any PMG Common Stock to a Holder of Exchangeable Shares, such Holder agrees to sign a joinder agreement to the Exchange and Support Agreement agreeing to be bound by the terms and conditions thereof and any such other document as PMG may require, in its sole discretion, and (ii) such consideration shall be paid less any amounts required to be deducted and withheld therefrom pursuant to Section 12.3 hereof, and all without interest. For greater certainty, in no event shall a holder of Exchangeable Shares be entitled to receive or demand any consideration for the acquisition of, or redemption of, or retraction of, or distribution of the assets of Corporation in respect of, any Exchangeable Shares, whether pursuant to the Exchange and Support Agreement or hereunder, other than PMG Common Stock and/or the amounts referred to in paragraphs (b) and (c) above.

“Exchangeable Shares” means the non-voting exchangeable class A preference shares in the capital of Corporation having the rights, privileges, restrictions and conditions set forth herein.

“Exchangeable Share Voting Event” means (a) any matter in respect of which holders of Exchangeable Shares are entitled to vote as shareholders of Corporation in order to approve or disapprove, as applicable, (i) any change to or in the rights of the holders of the Exchangeable Shares, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Shares in relation to the PMG Common Stock; or (ii) a sale of all or substantially all of the assets of Corporation; or (b) any other matter which would require a class or series vote under the Act, provided that such Exchangeable Share Voting Event shall not result in an adverse effect on the share attributes of the Exchangeable Shares.

“Exchange and Support Agreement” means that certain Exchange and Support Agreement between PMG, Corporation, Callco and all holders of Exchangeable Shares as of the Effective Date to be entered into contemporaneously with the first issue of the Exchangeable Shares.

“Holder Address” means the address of each holder of Exchangeable Shares recorded in the securities register of Corporation for the Exchangeable Shares.

“Liquidation Call Right” has the meaning provided in the Exchange and Support Agreement.

“Person” includes an individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or association or other form of business enterprise, trustee, executor, administrator and other legal representative.

“PMG” means Private Media Group, Inc., a Nevada Corporation.

“PMG Common Stock” means PMG’s common stock, par value US$ 0.001.

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“PMG Control Transaction” means:

(a)	a sale of more than 50% of all of the outstanding equity interests of PMG to another Person (or group acting in concert) that is not a stockholder of PMG or an Affiliate of a stockholder of PMG in a single transaction or series of related transactions;

(b)	any consolidation or merger of PMG with or into any other Person that is not a stockholder of PMG or an Affiliate of a stockholder of PMG, any other corporate reorganization or recapitalization, in which the holders of all equity interests of PMG immediately prior to such consolidation, merger or reorganization own equity interests of the entity surviving such merger, consolidation, reorganization or recapitalization representing less than fifty percent (50%) of the combined voting power of the outstanding securities of such entity immediately after such consolidation, merger or reorganization;

(c)	a sale, lease or other disposition of all or substantially all of the assets of PMG to another Person (or group acting in concert) that is not a stockholder of PMG or an Affiliate of a stockholder of PMG, in a single transaction or series of related transactions; or

(d)	any dissolution or liquidation of PMG.

“PMG Dividend Declaration Date” means the date on which the board of directors of PMG declares, makes or pays any dividend, return of capital or any other distribution on the PMG Common Stock.

“Redemption Call Purchase Price” has the meaning provided in the Exchange and Support Agreement.

“Redemption Call Right” has the meaning provided in the Exchange and Support Agreement.

“Retraction Call Right” has the meaning provided in the Exchange and Support Agreement.

“Subsidiary”, in relation to any person, means any body corporate, partnership, joint venture, association or other entity of which more than 50% of the total voting power of shares or units of ownership or beneficial interest entitled to vote in the election of directors (or members of a comparable governing body) is owned or controlled, directly or indirectly, by such person.

Section 1.2 Other Defined Terms

In addition to the defined terms in Section 1.1, each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding Section:

Term	Reference
Liquidation Amount	Section 5.1
Liquidation Date	Section 5.1
Redemption Price	Section 7.1

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Term	Reference
Retracted Shares	Section 6.1	(a)
Retraction Date	Section 6.1	(b)
Retraction Price	Section 6.1
Retraction Request	Section 6.1
Transfer	Section 12.4

ARTICLE 2

RANKING OF EXCHANGEABLE SHARES

Section 2.1 Ranking of Exchangeable Shares

The Exchangeable Shares shall be entitled to a preference, as provided in Article 5, over the Common Shares and any other shares ranking junior to the Exchangeable Shares with respect to the distribution of assets in the event of the liquidation, dissolution or winding-up of Corporation, whether voluntary or involuntary, or any other distribution of the assets of Corporation among its members for the purpose of winding up its affairs.

ARTICLE 3

DIVIDENDS

Section 3.1 Exchangeable Shares Dividends

(a)	Each Holder of an Exchangeable Share shall be entitled to receive and the Board of Directors shall, subject to applicable law, declare a dividend on each Exchangeable Share, on each PMG Dividend Declaration Date:

(i)	in the case of a cash dividend declared on any PMG Common Stock, in an amount in cash for each Exchangeable Share in U.S. dollars, or the Canadian Dollar Equivalent thereof on the PMG Dividend Declaration Date, equal to the cash dividend declared on each share of PMG Common Stock; or

(ii)	in the case of a dividend declared on any PMG Common Stock in property other than cash, in such type and amount of property for each Exchangeable Share as is the same as or economically equivalent to (as contemplated by Section 4.5 of the Exchange and Support Agreement) the type and amount of property declared as a dividend on each share of PMG Common Stock.

(b)	Such dividends shall be paid out of money, assets or property of Corporation properly applicable to the payment of dividends, or out of authorized but unissued shares of Corporation, as applicable.

Section 3.2 Payment

Cheques of Corporation payable at any branch of the bankers of Corporation shall be issued in respect of any cash dividends contemplated by Section 3.1(a)(i) and the sending of

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such a cheque to each holder of an Exchangeable Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Such other type and amount of property in respect of any dividends contemplated by Section 3.1(a)(ii) shall be issued, distributed or transferred by Corporation in such manner as it shall determine and the issuance, distribution or transfer thereof by Corporation to each holder of an Exchangeable Share shall satisfy the dividend represented thereby. No holder of an Exchangeable Share shall be entitled to recover by action or other legal process against Corporation any dividend that is represented by a cheque that has not been duly presented to Corporation’s bankers for payment or that otherwise remains unclaimed for a period of six (6) years from the date on which such dividend was payable.

Section 3.3 Determination Date

The record date for the determination of the holders of Exchangeable Shares entitled to receive payment of, and the payment date for, any dividend declared on the Exchangeable Shares under Section 3.1 shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the PMG Common Stock.

Section 3.4 Unpaid Dividends

If on any payment date for any dividends declared on the Exchangeable Shares under Section 3.1 the dividends are not paid in full on all of the Exchangeable Shares then outstanding, any such dividends that remain unpaid shall be paid without interest on a subsequent date or dates determined by the Board of Directors on which Corporation shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.

Section 3.5 No Other Rights

Except as provided in this Article 3, the holders of Exchangeable Shares shall not be entitled to receive any other or further dividends in respect thereof. Without limitation, at any time dividends may be declared and paid on any class of shares, including Common Shares, without the declaration or payment of dividends on the Exchangeable Shares as long as Corporation is not at such time in default of having declared or paid any dividends required to have been declared and paid on the outstanding Exchangeable Shares.

ARTICLE 4

CERTAIN RESTRICTIONS

Section 4.1 Amendments to Share Provisions

So long as any of the Exchangeable Shares are outstanding, Corporation shall not at any time without, but may at any time with the approval of the holders of the Exchangeable Shares given as specified in Section 9.2 of these share provisions, amend the constating documents of Corporation in a manner which would prejudicially or adversely affect the holders of Exchangeable Shares in any material respect.

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Section 4.2 Dividends

So long as any of the Exchangeable Shares are outstanding and any dividends required to have been declared and paid on the outstanding Exchangeable Shares pursuant to Section 3.1 have not been declared and paid in full, Corporation shall not without, but may at any time with, the approval of the holders of the Exchangeable Shares given as specified in Section 9.2 of these share provisions:

(a)	pay any dividends on the Common Shares, or any other shares ranking junior to the Exchangeable Shares, other than share dividends payable in any such other shares ranking junior to the Exchangeable Shares;

(b)	redeem or purchase or make any capital distribution in respect of Common Shares or any other shares ranking junior to the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution;

(c)	redeem or purchase any other shares of Corporation ranking equally with the Exchangeable Shares with respect to the payment of dividends or on any liquidation distribution; or

(d)	issue any Exchangeable Shares or other securities ranking equally with or superior to the Exchangeable Shares.

ARTICLE 5

DISTRIBUTION ON LIQUIDATION

Section 5.1 Liquidation Preference

In the event of the liquidation, dissolution or winding-up of Corporation, whether voluntary or involuntary, or other distribution of assets of Corporation among its shareholders for the purpose of winding-up its affairs, a holder of Exchangeable Shares shall be entitled, subject to applicable law, to receive from the assets of Corporation in respect of each Exchangeable Share held by such holder on the effective date of such liquidation, dissolution or winding-up (the “Liquidation Date”), before any distribution of any part of the assets of Corporation to the holders of the Common Shares or any other shares ranking junior to the Exchangeable Shares, an amount equal to the Exchangeable Share Consideration on the last Business Day prior to the Liquidation Date (the “Liquidation Amount”), which as set forth in Section 5.2, shall, subject to the exercise by Callco of the Liquidation Call Right, be fully paid and satisfied by the delivery by or on behalf of Corporation of the Exchangeable Share Consideration representing such holder’s total Liquidation Amount.

Section 5.2 Liquidation Amount

On or promptly after the Liquidation Date, and subject to the exercise by Callco of the Liquidation Call Right, Corporation shall deliver or shall cause to be delivered to the holders of the Exchangeable Shares the Exchangeable Share Consideration representing the Liquidation Amount for each such Exchangeable Share upon presentation and surrender of the certificate or certificates representing such Exchangeable Shares, together with such other Additional

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Transfer Documents as Corporation may reasonably require, at the Designated Place. The Exchangeable Share Consideration representing the total Liquidation Amount for such Exchangeable Shares shall be delivered to each holder, at the Holder Address or by holding same for pick-up by the holder at the Designated Place.

On and after the Liquidation Date, the holders of the Exchangeable Shares shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate share of the Exchangeable Share Consideration representing the total Liquidation Amount, unless payment of the Exchangeable Share Consideration representing the total Liquidation Amount for such Exchangeable Shares shall not have been made upon presentation and surrender of the certificate or certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Exchangeable Share Consideration representing the total Liquidation Amount has been paid in the manner hereinbefore provided.

Corporation shall have the right, at any time after the Liquidation Date, to deposit or cause to be deposited the Exchangeable Share Consideration representing the total Liquidation Amount in respect of the Exchangeable Shares represented by the certificate or certificates that have not at the Liquidation Date been surrendered by the holders thereof in a custodial account or for safekeeping, in the case of non-cash items, with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Exchangeable Shares shall be limited to receiving their proportionate share of the Exchangeable Share Consideration representing the total Liquidation Amount so deposited for such Exchangeable Shares, against presentation and surrender of the certificate or certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration and the entry of the names of the holders of the Exchangeable Shares in the stock records of PMG in respect of the PMG Common Stock, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be the holders of the PMG Common Stock delivered to them or the custodian on their behalf.

After Corporation has satisfied its obligations to pay the holders of the Exchangeable Shares the Exchangeable Share Consideration representing the Liquidation Amount per Exchangeable Share, such holders shall not be entitled to share in any further distribution of the assets of Corporation.

ARTICLE 6

RETRACTION OF EXCHANGEABLE SHARES BY HOLDER

Section 6.1 Exercise of Retraction Right by Holder

A holder of Exchangeable Shares shall be entitled at any time, subject to the exercise by Callco of the Retraction Call Right, and otherwise upon compliance with the provisions of this Article 6, to require Corporation to redeem all but not less than all of the Exchangeable Shares registered in the name of such holder for an amount equal to the Exchangeable Share Consideration on the last Business Day prior to the Retraction Date (the “Retraction Price”), which as set forth in Section 6.3, shall, subject to the exercise by Callco of the Retraction Call Right, be fully paid and satisfied by the delivery by or on behalf of Corporation of the Exchangeable Share Consideration representing such holder’s total Retraction Price.

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To effect such redemption, the holder shall present and surrender at the Designated Place, the certificate or certificates representing the Exchangeable Shares which the holder desires to have Corporation redeem, together with such other Additional Transfer Documents as Corporation may reasonably require and with a duly executed statement (the “Retraction Request”) in the form of Exhibit “A” hereto or in such other form as may be acceptable to Corporation:

(a)	specifying that the holder desires to have all but not less than all of the Exchangeable Shares held by such holder and represented by such certificate or certificates (the “Retracted Shares”) redeemed by Corporation;

(b)

stating the Business Day on which the holder desires to have Corporation redeem the Retracted Shares (the “Retraction Date”), provided that the Retraction Date shall be not less than ten (10) Business Days nor more than thirty (30) Business Days after the date on which the Retraction Request is received by Corporation and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the thirtieth (30th) Business Day after the date on which the Retraction Request is received by Corporation; and

(c)	acknowledging the Retraction Call Right of Callco in the Exchange and Support Agreement to purchase all but not less than all of the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares in accordance with the Exchange and Support Agreement.

Section 6.2 Retraction of Retracted Shares

Subject to the exercise by Callco of the Retraction Call Right, upon receipt by Corporation in the manner specified in Section 6.1 hereof of the certificate or certificates representing all but not less than all of the Exchangeable Shares of the holder which the holder desires to have Corporation redeem, together with a Retraction Request, Corporation shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the Exchangeable Share Consideration representing the total Retraction Price with respect to such Exchangeable Shares in accordance with Section 6.3 hereof.

Section 6.3 Retraction Price

Corporation shall deliver or cause to be delivered, the Exchangeable Share Consideration representing the total Retraction Price for the Retracted Shares to the relevant holder, at the Holder Address or at the address specified in the holder’s Retraction Request or by holding for pick-up by the holder Designated Place, and such delivery of such Exchangeable Share Consideration to the holder shall be deemed to be payment of and shall satisfy and discharge all liability for the total Retraction Price.

On and after the Retraction Date, the holders of the Retracted Shares shall cease to be holders of such Retracted Shares and shall not be entitled to exercise any of the rights of a

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holder in respect thereof, other than the right to receive their proportionate share of the Exchangeable Share Consideration representing the total Retraction Price, unless payment of the Exchangeable Share Consideration representing the total Retraction Price shall not have been made upon presentation and surrender of the certificate or certificates in accordance with the foregoing provisions, in which case the rights of such holder shall remain unaffected until the Exchangeable Share Consideration representing the total Retraction Price has been paid in the manner hereinbefore provided.

Corporation shall have the right, at any time after the Retraction Date, to deposit or cause to be deposited the Exchangeable Share Consideration representing the total Retraction Price in respect of the Retracted Shares represented by the certificate or certificates that have not at the Retraction Date been surrendered by the holders thereof in a custodial account or for safekeeping, in the case of non-cash items, with any chartered bank or trust company in Canada. Upon such deposit being made, the rights of the holders of Retracted Shares shall be limited to receiving their proportionate share of the Exchangeable Share Consideration representing the total Retraction Price so deposited for such Retracted Shares, against presentation and surrender of the certificate or certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration and the entry of the names of the holders of the Exchangeable Shares in the stock records of PMG in respect of the PMG Common Stock, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be the holders of the PMG Common Stock delivered to them or the custodian on their behalf.

Section 6.4 Liquidity and Solvency Requirements

Notwithstanding any other provision of this Article 6, Corporation shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law. If Corporation believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date , and provided that Callco shall not have exercised the Retraction Call Right with respect to the Retracted Shares, Corporation shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed (rounded down to a whole number of shares) as would not be contrary to such provisions and shall notify the holder at least two (2) Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by Corporation.

In any case in which the redemption by Corporation of Retracted Shares would be contrary to liquidity or solvency requirements or other provisions of applicable law, Corporation shall redeem Retracted Shares in accordance with Section 6.2 of these share provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of Corporation, representing the Retracted Shares not redeemed by Corporation pursuant to Section 6.2 hereof. The holder of any such Retracted Shares not redeemed by Corporation pursuant to Section 6.2 of these share provisions as a result of liquidity or solvency requirements or applicable law shall be deemed by giving the Retraction Request to require PMG or Callco to purchase such Retracted Shares from such holder on the

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Retraction Date or as soon as practicable thereafter on payment by PMG or Callco to such holder of the Exchangeable Share Consideration representing the Retraction Price for each such Retracted Share, all as more specifically provided in the Exchange and Support Agreement.

ARTICLE 7

REDEMPTION OF EXCHANGEABLE SHARES BY CORPORATION

Section 7.1 Automatic Redemption of Exchangeable Shares

Subject to applicable law, and if Callco does not exercise the Redemption Call Right, Corporation shall on the Automatic Redemption Date redeem all but not less than all of the then outstanding Exchangeable Shares for an amount equal to the Exchangeable Share Consideration on the last Business Day prior to the Automatic Redemption Date (the “Redemption Price”), which as set forth in Section 7.3, shall , subject to the exercise by Callco of the Redemption Call Right, be fully paid and satisfied by the delivery by or on behalf of Corporation of the Exchangeable Share Consideration representing such holder’s total Redemption Price.

Section 7.2 Exercise of the Automatic Redemption Right

In any case of a redemption of Exchangeable Shares under this Article 7, Corporation shall, at least five (5) Business Days before the Automatic Redemption Date, send or cause to be sent to each holder of Exchangeable Shares a notice in writing of the redemption by Corporation or the purchase by Callco under the Redemption Call Right, as the case may be, of the Exchangeable Shares held by such holder. Such notice shall set out the calculation of the Redemption Price or the Redemption Call Purchase Price, as the case may be, the Automatic Redemption Date and, if applicable, particulars of the Redemption Call Right.

Section 7.3 Redemption Price

On or after the Automatic Redemption Date and subject to the exercise by Callco of the Redemption Call Right, Corporation shall cause to be delivered to the holders of the Exchangeable Shares to be redeemed the Exchangeable Share Consideration representing the Redemption Price for each such Exchangeable Share upon presentation and surrender of the certificate or certificates representing such Exchangeable Shares, together with such other Additional Transfer Documents as Corporation may reasonably require, at the Designated Place. The Exchangeable Share Consideration representing the total Redemption Price for such Exchangeable Shares shall be delivered to each holder, at the Holder Address or by holding for pick-up by the holder at the Designated Place.

On and after the Automatic Redemption Date, the holders of the Exchangeable Shares called for redemption shall cease to be holders of such Exchangeable Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate share of the Exchangeable Share Consideration representing the total Redemption Price, unless payment of the Exchangeable Share Consideration representing the total Redemption Price for such Exchangeable Shares shall not be made upon presentation and surrender of the certificate or certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the Exchangeable Share

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Consideration representing the total Redemption Price has been paid in the manner hereinbefore provided.

Corporation shall have the right, at any time after the sending of notice of its intention to redeem the Exchangeable Shares as set forth above, to deposit or cause to be deposited the Exchangeable Share Consideration representing the total Redemption Price in respect of the Exchangeable Shares so called for redemption or the Exchangeable Shares represented by the certificate or certificates that have not at the date of such deposit been surrendered by the holders thereof in a custodial account or for safekeeping, in the case of non-cash items, with any chartered bank or trust company in Canada. Upon the later of such deposit being made and the Automatic Redemption Date, the Exchangeable Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit or Automatic Redemption Date, as the case may be, shall be limited to receiving their proportionate share of the Exchangeable Share Consideration representing the total Redemption Price so deposited for such Exchangeable Shares, against presentation and surrender of the certificate or certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of such Exchangeable Share Consideration and the entry of the names of the holders of the Exchangeable Shares in the stock records of PMG in respect of the PMG Common Stock, the holders of the Exchangeable Shares shall thereafter be considered and deemed for all purposes to be holders of the PMG Common Stock delivered to them or the custodian on their behalf.

ARTICLE 8

VOTING RIGHTS

Section 8.1 Voting Rights

Except as required by applicable law and the provisions hereof, the holders of the Exchangeable Shares shall not be entitled as such to receive notice of or to attend any meeting of the shareholders of Corporation or to vote at any such meeting or to vote by written consent on any matter.

ARTICLE 9

AMENDMENT AND APPROVAL

Section 9.1 Amendment to Share Provisions

The rights, privileges, restrictions and conditions attaching to the Exchangeable Shares may be supplemented, changed or removed, only with the approval of the holders of the Exchangeable Shares voting separately as a class, given as hereinafter specified, in addition to the approval of the holders of shares of Corporation to which are attached the right to vote.

Section 9.2 Approval by Holders of Exchangeable Shares

Any approval given by the holders of the Exchangeable Shares to supplement, change or remove any right, privilege, restriction or condition attaching to the Exchangeable Shares or any other matter requiring the approval or consent of the holders of the Exchangeable Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with

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applicable law, provided, however, that such approval must be evidenced by a written resolution passed by not less than 66 2/3% (excluding Exchangeable Shares beneficially owned by PMG or Callco, their Affiliates or Subsidiaries) of the votes cast on such resolution by persons represented in person or by proxy or such other authorized person at a meeting of holders of Exchangeable Shares duly called and held at which the holders of at least 50% of the Exchangeable Shares outstanding at that time are present or represented by proxy or such other authorized person (excluding Exchangeable Shares beneficially owned by PMG or Callco, their Affiliates or Subsidiaries) or by a written resolution signed by all of the holders of the Exchangeable Shares then outstanding excluding Exchangeable Shares beneficially owned by PMG or Callco, their Affiliates or Subsidiaries.

If at any such meeting the holders of at least 50% of the Exchangeable Shares eligible to vote at that time are not present or represented by proxy or such other authorized person within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than ten (10) days thereafter and to such time and place as may be designated by the chairman of such meeting. At such adjourned meeting the holders of Exchangeable Shares present or represented by proxy or such other authorized person thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66 2/3% of the votes cast on such resolution by persons represented in person or by proxy or such other authorized person at such meeting (excluding Exchangeable Shares beneficially owned by PMG or Callco, their Affiliates or Subsidiaries) shall constitute the approval or consent of the holders of the Exchangeable Shares.

ARTICLE 10

RECIPROCAL CHANGES, etc. IN RESPECT OF PMG COMMON STOCK

Section 10.1 Economic Equivalence

(a)	In the event PMG takes any of the following actions:

(i)	issues or distributes PMG Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire PMG Common Stock) to all or substantially all of the holders of the then outstanding PMG Common Stock by way of share dividend or other distribution, other than an issue of PMG Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire PMG Common Stock) to holders of PMG Common Stock who exercise an option to receive dividends in PMG Common Stock or PMG Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire PMG Common Stock) in lieu of receiving cash dividends; or

(ii)	issues or distributes rights, options or warrants to all or substantially all of the holders of the then outstanding PMG Common Stock entitling them to subscribe for or to purchase PMG Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire PMG Common Stock); or

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(iii)	issues or distributes to all or substantially all of the holders of the then outstanding PMG Common Stock, (a) shares or securities of PMG of any class other than PMG Common Stock (and other than shares convertible into or exchangeable for or carrying rights to acquire PMG Common Stock), (b) rights, options or warrants other than those referred to in (ii) above, (c) evidences of indebtedness of PMG or (d) assets of PMG,

Corporation will ensure that the economic equivalent on a per share basis of such rights, options, securities, shares, evidence of indebtedness or other assets shall, at Corporation’s option, be issued or distributed either: (1) simultaneously to holders of the Exchangeable Shares or; (2) at the time the Exchangeable Share Consideration is paid to the holder of Exchangeable Shares pursuant to these provisions or the Exchange and Support Agreement.

(b)	In the event PMG takes any of the following actions:

(i)	subdivides, redivides or changes the then outstanding PMG Common Stock into a greater number of PMG Common Stock; or

(ii)	reduces, combines, consolidates or changes the then outstanding PMG Common Stock into a lesser number of PMG Common Stock; or

(iii)	reclassifies or otherwise changes any of the terms and conditions of the PMG Common Stock, or effects an amalgamation, merger, reorganization or other transaction affecting PMG Common Stock,

Corporation will ensure that the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Shares; and

(c)	Corporation agrees that, to the extent required, it will use commercially reasonable efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by Corporation, or subdivisions, redivisions or changes are made to the Exchangeable Shares, in order to implement the required economic equivalent with respect to the PMG Common Shares and the Exchangeable Shares as provided for in this Section.

ARTICLE 11

ACTIONS BY CORPORATION UNDER

EXCHANGE AND SUPPORT AGREEMENT

Section 11.1 Exchange and Support Agreement

Corporation will take all actions and do all such things as shall be necessary or advisable, and shall take all reasonable efforts to perform and comply with and to ensure performance and compliance by PMG, Corporation and Callco with all provisions of the Exchange and Support Agreement applicable to PMG, Corporation and Callco, respectively, in

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accordance with the terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of Corporation and the holders of the Exchangeable Shares all rights and benefits in favour of Corporation and the holders of the Exchangeable Shares under or pursuant thereto.

Section 11.2 Amendments, Modifications, etc.

Corporation shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its obligations under the Exchange and Support Agreement without the approval of the holders of the Exchangeable Shares given in accordance with Section 9.2 of these share provisions other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purpose of:

(a)	adding to the covenants of the other party or parties to such agreement for the protection of the holders of Exchangeable Shares; or

(b)	making such provisions or modifications not inconsistent with the spirit and intent of such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that such provisions and modifications will not be prejudicial or adverse to the interests of the holders of Exchangeable Shares; or

(c)	making such changes in or corrections to such agreement which, on the advice of counsel to Corporation, are required for the purpose of curing or correcting any defect or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections will not be prejudicial or adverse to the interests of the holders of the Exchangeable Shares.

ARTICLE 12

LEGEND; CALL RIGHTS

Section 12.1 Legend

The certificates evidencing the Exchangeable Shares shall contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the Call Rights and all other rights of the holders of Exchangeable Shares pursuant to the Exchange and Support Agreement and any legends required under the terms of the PMG Stockholders’ Agreement.

Section 12.2 Acknowledgment of Call Rights

Each holder of an Exchangeable Share, whether of record or beneficial, by virtue of becoming and being such a holder shall be deemed to acknowledge each of the Call Rights in favour of Callco or its assignee (as provided in the Exchange and Support Agreement) and the overriding nature thereof in connection with the liquidation, dissolution or winding-up of

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Corporation or the retraction or redemption of Exchangeable Shares, as the case may be, and to be bound thereby in favour of Callco or its assignee (as provided in the Exchange and Support Agreement) as therein provided.

Section 12.3 Withholding Rights

PMG, Corporation or Callco shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Exchangeable Shares such amounts as PMG, Corporation or Callco is required to deduct and withhold with respect to such payment under the Income Tax Act (Canada), United States tax laws or any other relevant provisions of provincial, state, local or foreign tax laws. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to such holder of the Exchangeable Shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

To the extent that such amount so required to be deducted or withheld from any payment to a holder exceeds the cash portion of the consideration otherwise payable to the holder, PMG, Corporation or Callco shall promptly notify the holder and unless such holder remits the difference in cash to PMG, Corporation or Callco, before the tax amount is required to be remitted to the taxing authority, then PMG, Corporation or Callco may sell or otherwise dispose of or offset such portion of the consideration (including, without limitation, any of the PMG Common Stock) as is necessary to provide sufficient funds to PMG, Corporation or Callco to enable it to comply with such deduction or withholding requirement and PMG, Corporation or Callco shall give an accounting to the holder with respect thereto and shall pay over to such holder and remit any unapplied balance of the net proceeds of such sale or offset that was not remitted to such taxing authority in satisfaction of a deducting or withholding requirement.

In order to assist PMG, Corporation and Callco in complying with any such deduction and withholding requirement, the relevant holder shall, to the extent applicable, deliver to PMG, Corporation or Callco (i) if such holder is an individual, trust or corporation, a declaration sworn by the individual, a trustee or a director, as the case may be, before a commissioner for oaths to the effect that such holder, is not and will not be, on the date of payment, a non-resident of Canada for the purposes of the Income Tax Act (Canada) or (ii) if such holder is a partnership, a declaration sworn by a general partner before a commissioner for oaths to the effect that such holder is a Canadian partnership, as defined in the Income Tax Act (Canada).

Section 12.4 Restriction on Transfer

A holder may not Transfer any Exchangeable Shares (or any other securities of Corporation received on account of the holder’s ownership of Exchangeable Shares) unless such Transfer is (i) a Transfer of Exchangeable Shares by such holder for the Exchangeable Share Consideration pursuant to the terms hereof or the Exchange and Support Agreement or (ii) is a Transfer approved by the Board of Directors, which approval may be withheld for any reason, and (iii) provided such Transfer complies with the restrictions on transfers contained in the Exchange and Support Agreement. As used above, the term “Transfer” includes the making of any sale, exchange, assignment, hypothecation, gift, security interest, pledge or other encumbrance, or any contract therefor, any trust or other agreement or arrangement with

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respect to the beneficial interest in such securities, the creation of any other claim thereto or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to such securities.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Notice to Corporation

Any notice, request or other communication to be given to Corporation by a holder of Exchangeable Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or delivery to the principal executive offices of Corporation or at such other reasonable place as may be specified by the Board of Directors by notice to the holders of Exchangeable Shares, and addressed to the attention of the president. Any such notice, request or other communication, if given by mail, telecopy, facsimile or delivery, shall only be deemed to have been given and received upon actual receipt thereof by Corporation.

Section 13.2 Surrender of Certificates

Any presentation and surrender by a holder of Exchangeable Shares to Corporation of a certificate or certificates representing Exchangeable Shares in connection with the liquidation, dissolution or winding-up of Corporation or the retraction or redemption of Exchangeable Shares shall be made by registered mail (postage prepaid) or by delivery to the Designated Place, in each case addressed to the attention of the President of Corporation. Any such presentation and surrender of a certificate or certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by Corporation, as the case may be, and the method of any such presentation and surrender of the certificate or certificates shall be at the sole risk of the holder, mailing the same.

Section 13.3 Notice to Holders of Exchangeable Shares

Any notice, request or other communication to be given to a holder of Exchangeable Shares by or on behalf of Corporation shall be in writing and shall be valid and effective if given by mail (postage prepaid), by courier, by telecopy or facsimile, or personal delivery to the address of the holder recorded in the securities register of Corporation or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication: (a) if given by mail, shall only be deemed to have been given and received on the third (3rd) Business Day following the date of mailing; (b)if given by courier, shall only be deemed to have been given and received one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, (c) if given by telecopy or facsimile, shall only be deemed to have been given and received upon confirmation of such telecopy or facsimile transfer, and (d) if given by personal delivery, shall be deemed to have been given and received on the date of such personal delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Exchangeable Shares shall not invalidate or otherwise alter or affect any action or proceeding to be or intended to be taken by Corporation.

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Section 13.4 Registered Holders

For greater certainty, Corporation shall not be required for any purpose under these share provisions to recognize or take account of persons who are not so recorded in such securities register.

Section 13.5 Cancellation of Exchangeable Shares

All Exchangeable Shares acquired by Corporation upon the redemption or retraction thereof shall be cancelled.

Section 13.6 Conversion of Exchangeable Shares

Immediately upon the issuance and delivery to a holder of Exchangeable Shares at any time and from time to time of PMG Common Stock and the other Exchangeable Share Consideration (if any) pursuant to any Call Right, or any Insolvency Exchange Right or Automatic Exchange Right (as such terms are defined in the Exchange and Support Agreement), the Exchangeable Shares which are the subject of any such right shall be automatically converted into Common Shares of Corporation on a one-for-one basis and the holder thereof shall be entitled to a certificate or certificates upon demand representing the Common Shares resulting from such conversion. All Common Shares issued by Corporation in respect of any conversion of issued and fully paid Exchangeable Shares shall be deemed to be fully paid and non-assessable.

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EXHIBIT “A”

RETRACTION REQUEST

TO:	Entruphema Inc. (the “Corporation”)
TO:	2222026 Ontario Inc. (“Callco”)
AND TO:	Private Media Group, Inc. (“PMG”)

This notice is given pursuant to Article 6 of the provisions (the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares of Corporation represented by this certificate and all capitalized words and expressions used in this notice which are defined in the Exchangeable Share Provisions have the meaning attributed to such words and expressions in such Exchangeable Share Provisions.

The undersigned hereby notifies Corporation that, subject to the Retraction Call Right referred to below, the undersigned irrevocably desires to have Corporation redeem all and not less than all of the shares represented by this certificate or certificates, in accordance with Article 6 of the Exchangeable Share Provisions.

The undersigned hereby notifies Corporation that the Retraction Date shall be                     .

NOTE:	The Retraction Date must be a Business Day and must not be less than 10 (ten) Business Days nor more than thirty (30) Business Days after the date upon which this notice is received by Corporation. In the event that no such Business Day is correctly specified above, the Retraction Date shall be deemed to be the thirtieth (30th) Business Day after the date on which this notice is received by Corporation.

The undersigned acknowledges the overriding Retraction Call Right of Callco to purchase all but not less than all the Retracted Shares from the undersigned and that this notice is and shall be deemed to be an irrevocable offer by the undersigned to sell the Retracted Shares to Callco in accordance with the Retraction Call Right on the Retraction Date for the price and on the other terms and conditions set out in the Exchange and Support Agreement and in these Exchangeable Share Provisions. If Callco determines not to exercise the Retraction Call Right, Corporation will notify the undersigned of such fact as soon as possible.

The undersigned acknowledges that if, as a result of liquidity or solvency provisions of applicable law, Corporation is unable to redeem all Retracted Shares, the undersigned will be deemed to have exercised the Insolvency Exchange Right (as defined in the Exchange and Support Agreement) so as to require Callco to purchase the unredeemed Retracted Shares.

The undersigned represents and warrants to Corporation and Callco that the undersigned:

☐	is

☐	is not

a non-resident of Canada for purposes of the Income Tax Act (Canada). The undersigned acknowledges that in the absence of an indication that the undersigned is not a non-resident of

Canada, withholding on account of Canadian tax may be made from amounts payable to the undersigned from net proceeds of sale or PMG Common Stock deliverable on the redemption or purchase of the Retracted Shares.

The undersigned hereby represents and warrants to Corporation and Callco that the undersigned has good title to, and owns, the share(s) represented by this certificate to be acquired by Corporation or Callco, as the case may be, free and clear of all liens, hypothecs, pledges, claims, encumbrances, security interests and adverse claims or interests except pursuant to the Exchange and Support Agreement or the Exchangeable Share Provisions.

(Date)	(Signature of Shareholder)	(Guarantee of Signature)

☐	Please check box if the securities and any cheque(s) resulting from the retraction of the Retracted Shares are to be held for pick-up by the shareholder at the principal executive offices of Corporation or at such other reasonable place as may be specified by the Board of Directors by notice to the holders of Exchangeable Shares, failing which the securities and any cheque(s) or other non-cash assets will be delivered to the shareholder in accordance with the Exchangeable Share Provisions.

NOTE:	This panel must be completed and this certificate, together with such additional documents as Corporation may require, must be deposited with Corporation at its principal executive offices or at such other reasonable place as may be specified by the Board of Directors by notice to the holders of Exchangeable Shares. The securities and any cheque(s) resulting from the retraction or purchase of the Retracted Shares will be issued and registered in, and made payable to, or transferred into, respectively, the name of the shareholder as it appears on the register of Corporation and the securities, cheque(s) resulting from such retraction or purchase will be delivered to the shareholder in accordance with the Exchangeable Share Provisions.

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Date

Name of person in whose name securities or cheque(s) are to be registered, issued or delivered (PLEASE PRINT)

Street Address or P.O. Box

City, Province and Postal Code

Signature of Shareholder

Signature guaranteed by

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